UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2007

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2007, JMAR Technologies, Inc. ("JMAR") and Gatan, Inc., a subsidiary of Roper Industries, Inc. ("Gatan"), entered into an Asset Purchase Agreement ("Agreement") which provides for the sale of the assets related to JMAR's x-ray microscopy business, which includes a prototype x-ray microscopy system and related intellectual property (the "XRM Assets"). The consideration for the sale of the XRM Assets consists of: 1) an initial payment of $100,000 and the reimbursement of certain costs associated with the delivery, installation and operational testing of the assets, 2) an additional payment of $500,000 following the installation and successful operation of the current prototype XRM system at Gatan's facility, 3) an additional $100,000 payment upon the achievement by the prototype system of certain stated performance criteria, and 4) a royalty payment equal to five percent (5%) of the revenue received by Gatan (or any assignee of Gatan) from sales of complete x-ray microscopes, soft x-ray sources based on laser plasma x-ray sources, and x-ray microscopes sold without the source. The royalty will run for a four year period following Gatan's first sale to a third party of an x-ray microscope derived from the XRM assets. Royalties will be paid annually and will not cover any products currently sold by Gatan. Gatan is not assuming any liabilities other than the ongoing costs of prosecuting and maintaining the patents included in the assets. Gatan also agreed to appoint JMAR as the exclusive laser supplier to Gatan for its soft x-ray microscopy product line during the extent of the four year royalty period, at an agreed upon discount to list price and subject to the satisfaction of certain technical and delivery requirements by JMAR. The parties also agreed that Gatan will place an order for the first production unit of the XRM system from JMAR in 2007 at a discounted price of approximately $318,000 for the current design.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

March 22, 2007	By:	/s/ C. Neil Beer

Name: C. Neil Beer
Title: Chief Executive Officer